NeuroPace Reports Fourth Quarter & Full Year 2021 Financial Results

Mountain View, Calif. –March 10, 2022 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the fourth quarter and full year ended December 31, 2021.

Recent Highlights
•Total revenue of $45.2 million for 2021, representing a 10% increase over 2020
•Initial implant revenue of $33.7 million for 2021, representing a 20% increase over 2020
•Replacement implant revenue of $11.5 million for 2021, representing a 12% decrease over 2020
•150 level 4 comprehensive epilepsy centers completed an RNS System implant in 2021, representing a 14% increase over 2020
•Total revenue of $11.0 million for the fourth quarter of 2021, representing a 2% increase over the prior year period in 2020
•Initial implant revenue of $8.5 million for the fourth quarter of 2021, representing a 10% increase over the prior year period
•Replacement implant revenue of $2.5 million for the fourth quarter of 2021, representing a 19% decrease over the prior year period
•Received FDA approval of the IDE for a pivotal study in patients with drug resistant primary generalized epilepsy
•Received FDA approval to increase average battery life claim for the RNS System to nearly 11 years under typical use conditions
•Issued full year 2022 revenue guidance range of $45 million to $48 million

“I am proud of our team’s execution in 2021, as we expanded the number implanting centers to 150 and delivered 20% initial implant revenue growth for the full year,” said Mike Favet, Chief Executive Officer of NeuroPace. “In 2021, we also enrolled our first patient in the adolescent study and received IDE approval for primary generalized epilepsy – both important steps to expand our indication and market opportunity. As we look beyond the temporary headwinds associated with the COVID-19 pandemic, in 2022 we plan to accelerate sales force hiring and invest in programs designed to target patients and referring physicians to improve EMU patient volumes and drive long-term sustainable growth.”

Fourth Quarter 2021 Financial Results

Total revenue was $11.0 million in the fourth quarter of 2021, a 2% increase from $10.8 million in the prior year period. Initial implant revenue was $8.5 million, a 10% increase from $7.7 million in the prior year period. Replacement implant revenue was $2.5 million, a 19% decrease compared to the prior year period. This reduction in replacement implant revenue was expected. Replacement implant revenue will continue to generally decrease until a significant number of devices with the longer lasting battery reach end of service. More than 90% of patients have had their NeuroPace device replaced when the battery reaches end of service, so replacement implant revenue is primarily a function of when the batteries in the previously implanted devices reach end of service.

Gross margin for the fourth quarter of 2021 was 73% compared to 76% in the fourth quarter of 2020. The decline in gross margin relative to the prior year period was primarily due to an increase in certain costs as manufacturing operations returned to normal levels following COVID-related disruptions in 2020.

Total operating expenses in the fourth quarter of 2021 were $17.1 million, compared with $11.2 million in the prior year period. R&D expense in the fourth quarter was $5.3 million compared with $3.9 million in the prior year period. The increase in R&D expense was primarily driven by an increase in product development and clinical study expenses. SG&A expense in the fourth quarter of 2021 was $11.7 million compared with $7.3 million in the prior year period. The increase in SG&A expense was primarily driven by increased costs associated with operating as a public company and increased sales and marketing expenses.

Net loss was $10.7 million for the fourth quarter of 2021, compared to a net loss of $4.6 million in the prior year period. Interest expense in the fourth quarter of 2021 was $1.9 million, flat compared to the prior year period.

Cash, cash equivalents and marketable securities were $115.6 million and long-term borrowings were $49.8 million as of December 31, 2021.

2022 Financial Guidance

Management continues to take a measured approach given the uncertainty surrounding COVID-19, including the risk posed by new variants and the potential impact on hospital, physician and patient behavior:

First Quarter 2022 Guidance
•Total revenue of $10 million to $11 million
•Initial implant revenue of $8 million to $8.5 million
•Replacement implant revenue of $2 million to 2.5 million

Full Year 2022 Guidance
•Total revenue of $45 million to $48 million
•Initial implant revenue of $39 million to $42 million
•Active implanting centers to increase approximately 10% compared to 2021
•Replacement implant revenue of approximately $6 million
•Gross margin in the mid-70% range
•Total operating expenses of $74 million to $76 million, which includes approximately $8 million to $9 million of non-cash stock-based compensation expense

Webcast and Conference Call Information

NeuroPace will host a conference call to discuss the fourth quarter and full year 2021 financial results after market close on Wednesday, March 10, 2022, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 955-2173 for domestic callers or (914) 987-7949 for international callers, using conference ID: 1056178. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investors.neuropace.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including NeuroPace’s plans to accelerate sales force hiring and invest in programs, and the statements under the caption “2022 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including its quarterly report on Form 10-Q filed on November 10, 2021, the Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Revenue	$10,997	$10,752	$45,183	$41,138
Cost of goods sold	2,921	2,533	11,748	10,866
Gross profit	8,076	8,219	33,435	30,272
Operating expenses
Research and development	5,345	3,919	18,211	15,695
Selling, general and administrative	11,746	7,281	38,961	27,628
Total operating expenses	17,091	11,200	57,172	43,323
Loss from operations	(9,015)	(2,981)	(23,737)	(13,051)
Interest income	186	21	448	41
Interest expense	(1,862)	(1,883)	(7,410)	(11,486)
Other income (expense), net	(2)	225	(5,381)	218
Net loss	$(10,693)	$(4,618)	$(36,080)	$(24,278)
Net loss per share attributable to common stockholders, basic and diluted	$(0.44)	$(22.09)	$(2.17)	$(117.85)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,166,507	209,092	16,608,800	204,068

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$19,187	$26,390
Short-term investments	96,397	11,689
Accounts receivable	7,091	8,395
Inventory	7,822	6,909
Prepaid expenses and other current assets	2,319	1,179
Total current assets	132,816	54,562
Property and equipment, net	603	515
Restricted cash	122	366
Deferred offering costs	—	484
Other assets	21	23
Total assets	$133,562	$55,950
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,378	$949
Accrued liabilities	7,923	6,603
Short-term debt	—	2,043
Total current liabilities	9,301	9,595
Deferred rent, noncurrent	911	1,301
Long-term debt	49,847	50,821
Redeemable convertible preferred stock warrant liability	—	369
Other liabilities	—	274
Total liabilities	60,059	62,360
Redeemable convertible preferred stock, $0.001 par value	—	141,422
Stockholders’ equity (deficit)
Common stock, $0.001 par value	24	—
Additional paid-in capital	497,522	239,826
Accumulated other comprehensive income	(272)	33
Accumulated deficit	(423,771)	(387,691)
Total stockholders’ equity (deficit)	73,503	(147,832)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$133,562	$55,950